PRESS RELEASE                           LIFE SCIENCES RESEARCH, INC.
                                        (OTCBB: LSRI)

                                        PO Box 2360
                                        Mettlers Road
                                        East Millstone, NJ 08875-2360

                                        For Further Information:
                                        Richard Michaelson
                                        Phone:   US: (201) 525-1819
                                        E-mail: LifeSciencesResearch@LSRinc.net

For Immediate Release


March 7, 2005

                           LSR ANNOUNCES 2004 RESULTS


East Millstone, New Jersey, March 7, 2005 - Life Sciences Research, Inc. ("LSR") announced today that net revenues in the year ended December 31, 2004 were $157.6 million, an increase of 19% on net revenues of $132.4 million for the year ended December 31, 2003. The underlying increase, after adjusting for the impact of the movement in exchange rates, was 8.6%.

Operating income for the year ended December 31, 2004 was $15.8 million, compared to $3.2 million in the year ended December 31, 2003. Operating income for the year ended December 31, 2003 included other operating expenses of $3.5 million, which mainly comprised restructuring costs arising from a consolidation of certain duplicate facilities in the UK in order to improve the efficiency of our facilities and staffing. Excluding these other operating expenses in 2003, operating margin for 2004 improved to 10% from 5% in the prior year.

Net income for the year ended December 31, 2004 was $17.6 million compared with a net income of $3.7 million the previous year. This included other income of $2.9 million in 2004 and $5.4 million in 2003. In 2004, other income included two foreign exchange related items; a non-cash foreign exchange transaction gain of $3.3 million on accounting for the Company's dollar denominated bonds converted into UK pound sterling, offset by a charge of $0.4 million relating to a currency hedge contract. Other income in 2003 included non-cash foreign exchange transaction gains of $4.8 million on accounting for the Company's dollar denominated bonds converted into UK pound sterling, and a gain of $0.6 million associated with the repurchase of $1.4 million principal amount of the Company's outstanding convertible capital bonds. There was an income tax benefit for the year ended December 31, 2004 of $5.4 million compared with a benefit of $1.1 million the previous year. This benefit arises from tax allowances for research and development expenditure in the UK. Earnings for the year ended December 31, 2004 were $1.29 per share on a diluted basis, compared with $0.29 in the year ended December 31, 2003.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), exclusive of the other income described above and the other operating expenses in 2003, were $25.4 million for full year 2004, or 16.1% of sales, compared to $14.6 million, or 11.0% of sales, for the prior year. Pre-tax income excluding the same items was $9.3 million in 2004, compared to $779 thousand in 2003.

For the quarter ended December 31, 2004, revenues were $41.1 million, compared to $35.1 million during the same period last year. That represented the 12th consecutive quarter of revenue increases, and a year over year increase of 17%, or 9.4% exclusive of the impact of foreign exchange. Operating income for the quarter ended December 31, 2004 was $5.0 million, or 12%, compared to an operating loss of $1.8 million in the quarter ended December 31, 2003. The quarter ended December 31, 2003 included other operating expenses of $3.8 million, which mainly comprised the restructuring costs referred to above.

Net income for the quarter ended December 31, 2004 was $13.2 million compared with a net income of $1.8 million for the same period last year. Fourth quarter earnings were $0.93 per share on a diluted basis, compared with $0.15 in the quarter ended December 31, 2003. Excluding other income and other operating expenses (from 2003) as earlier described, and assuming a normalized 34% tax rate instead of the reported tax benefits as earlier described, the fourth quarter of 2004 reflected fully diluted earnings per common share of $0.15 compared to $0.03 per common share in the prior year.

Net cash provided by operating activities totaled $27.0 million in 2004, compared to cash provided of $10.0 million in 2003. Capital expenditures totaled $11.1 million in 2004 compared with $8.7 million in 2003. Year-end cash and cash equivalents were $33.3 million compared to $17.3 million in the prior year, and total long term debt was $89.7 million, an increase of $2.1 million from December 31, 2003 of $87.6 million. This increase in long-term debt comprised a $2.8 million increase due to exchange rate movements related to the company's UK pound sterling based debt, offset by net repayments of $0.7 million. In the fourth quarter the Company determined to increase its pension plan liability by $15.2 million reflecting, primarily, more conservative actuarial assumptions related to the projected lives of individuals in the plan. This UK pension plan, which was closed to new participants in 1997 and was terminated at the end of 2002, covers certain UK past and present employees.

Net new business signings totaled $43.4 million for the fourth quarter of 2004, and $179.4 million for the full year, an increase of 11.0% and 24.0% respectively from the prior year, exclusive of the impact of the movement in exchange rates.. At December 31, 2004 backlog (booked-on work) amounted to approximately $119 million, an increase of 27% above the level at December 31, 2003 (14% net of foreign currency effect). Net days sales outstanding were 4 days at year end.

Andrew  Baker,  LSR's  Chairman  and CEO,  said "2004 was a year of  substantial progress for LSR with revenues, operating margins and net income higher than 2003. Cash management continues to be a priority and I am pleased to report that cash balances at the year-end, a traditionally high collection period, were $16 million ahead of last year reflecting solid operating improvements and receivables management. We continue to make modestly higher levels of investment in new capital projects to strengthen our facilities and capabilities, and believe that with this incremental investment our available capacity can continue to be leveraged for at least the next few years to support the robust demand we see."

Brian Cass, LSR's President and Managing Director, added, "Our results for 2004 were driven by the rapid growth in business from the pharmaceutical industry, particularly in the area of toxicology testing. This reflected strong demand in the industry as companies invested in their early stage pipelines, together with LSR's success in winning new studies due to its scientific expertise and focus on customer service. As a result of the growth in orders, booked on work is at record levels and with the level of new business enquiries remaining strong this gives us confidence as we move into 2005."

LSR will hold an investor conference call to discuss 2004 results on Tuesday morning, March 8, 2005 at 9:00 Eastern time. That call can be listened to by dialing (212) 547-0201 (within U.S.) or (001) 212-547-0201 (outside U.S.); pass code 39138. We suggest calling five minutes prior to the scheduled call.

Life Sciences Research, Inc. is a global Contract Research Organization providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England). Information on LSR's business, recent press releases, and SEC filings can be obtained through its website at www.lsrinc.net.

This announcement contains statements that may be forward-looking as defined by the USA's Private Securities Litigation Reform Act of 1995. These statements are based largely on LSR's expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR's control, as more fully described in the Company's SEC filings, including its Form 10-K for the fiscal year ended December 31, 2003.



                              - tables to follow -


                  Life Sciences Research Inc. and Subsidiaries
                      Consolidated Statements of Operations
                  Dollars in (000's), except per share amounts
                                               Quarter ended December 31,           Year Ended December 31,
                                                    2004             2003           2004               2003
Revenues                                         $41,145          $35,147       $157,551           $132,434
Cost of sales                                   (29,841)         (27,819)      (117,061)          (104,798)
                                         --------------  ---------------   ----------------   ---------------
Gross profit                                      11,304            7,328         40,490             27,636
Selling and administrative expenses              (6,321)          (5,362)       (24,666)           (20,867)
Other operating expense                                -          (3,777)              -            (3,522)
                                         --------------  ---------------   ----------------   ---------------
Operating income/(loss)                            4,983          (1,811)         15,824              3,247
Interest income                                       73               45            114                 94
Interest expense                                 (1,777)          (1,468)        (6,635)            (6,084)
Other income                                       2,265            3,325          2,890              5,362
                                         --------------  ---------------   ----------------  ---------------
Income before income taxes                         5,544               91         12,193              2,619
Income tax benefit                                 7,662            1,739          5,401              1,109
                                         --------------  ---------------   ----------------  ---------------
Net income                                       $13,206           $1,830        $17,594             $3,728
                                         ==============  ===============   ================   ==============

Income per share
 -basic                                            $1.07            $0.15          $1.45              $0.31
 -diluted                                          $0.93            $0.15          $1.29              $0.29

Weighted average number of common
stock outstanding
 -basic                                       12,360,126       12,033,196     12,153,105         11,957,760
 -diluted                                     14,214,658       12,187,082     13,607,308         12,699,576



                  Life Sciences Research Inc. and Subsidiaries
                           Consolidated Balance Sheets
                  Dollars in (000's), except per share amounts

                                                                     December 31,
ASSETS                                                                2004             2003
Current assets:
Cash and cash equivalents                                          $33,341          $17,271
Accounts receivable, net of allowance of $259
   and $561 in 2004 and 2003 respectively                           27,841           17,515
Unbilled receivables                                                11,516            8,246
Inventories                                                          2,024            1,901
Prepaid expenses and other current assets                            2,929            4,610
                                                            ---------------   --------------
Total current assets                                               $77,651          $49,543
                                                            ---------------   --------------

Property and equipment, net                                        109,999          101,547
Goodwill                                                               901              832
Unamortized capital bonds issue costs                                  271              429
Deferred income taxes                                               11,253            3,922
                                                            ---------------   --------------
Total assets                                                      $200,075         $156,273
                                                            ---------------   --------------
LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable                                                   $13,547          $12,508
Accrued payroll and other benefits                                   4,024            4,152
Accrued expenses and other liabilities                              20,706           14,033
Fees invoiced in advance                                            37,574           22,761
                                                            ---------------   --------------
Total current liabilities                                          $75,851          $53,454
                                                            ---------------   --------------
                                                            ---------------   --------------
Long-term debt                                                      89,685           87,560
Pension liabilities                                                 36,603           21,414
Deferred income taxes                                                    -            2,291
                                                            ---------------   --------------
Total liabilities                                                 $202,139         $164,719
                                                            ---------------   --------------

Commitments and contingencies
Shareholders' equity/(deficit)
Common   Stock,   issued  and   outstanding   12/31/04:
12,441,281(12/31/03: 12,034,883)                                       125              120
Paid in capital                                                     75,671           75,101
Less: Promissory notes for issuance of common stock                  (697)            (661)
Accumulated comprehensive loss                                    (34,724)         (22,973)
Accumulated deficit                                               (42,439)         (60,033)
                                                            ---------------   --------------
                                                            ---------------   --------------
Total shareholders' (deficit)                                     $(2,064)         $(8,446)
                                                            ---------------   --------------
Total liabilities and shareholders' equity/(deficit)              $200,075         $156,273
                                                            ---------------   --------------





                  Life Sciences Research Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows
                               Dollars in (000's)

                                                                      Year Ended December 31,
                                                                        2004             2003
Cash flows from operating activities:
Net income                                                           $17,594           $3,728
Adjustments to reconcile net income to net cash
   from operating activities
Depreciation                                                           9,530             9049
Impairment of fixed assets                                                 -             2014
Loss on disposal of fixed assets                                           -              271
Foreign exchange gain on Capital Bonds                               (3,345)          (4,760)
Deferred income benefits                                             (5,512)          (1,234)
Gain on repurchase of Capital Bonds                                        -            (602)
Share of profit on acquisition                                             -            (208)
Provision for losses on accounts receivable                            (302)              244
Amortization of capital bonds issue costs                                179              165
Amortization of warrants                                                 179              290
Changes in operating assets and liabilities:
Accounts receivable, unbilled receivables and prepaid expenses       (8,974)            5,063
Inventories                                                                -            (157)
Accounts payable, accrued expenses and other liabilities               4,841            2,048
Fees invoiced in advance                                              12,776          (5,972)
                                                                -------------    -------------
Net cash provided by operating activities                            $26,966           $9,939
                                                                -------------    -------------
Cash flows from investing activities
Purchase of property, plant and equipment                           (11,096)          (8,716)
Cash acquired with subsidiary                                              -            1,893
                                                                -------------    -------------
Net cash used in investing activities                              $(11,096)         $(6,823)
                                                                -------------    -------------

Cash flows from financing activities:
Proceeds from issue of common share                                      539               27

Proceeds from long-term borrowings                                         -              444
Repayments of long-term borrowings                                         -          (1,328)
Repayments of short term borrowings                                    (651)            (253)
                                                                -------------    -------------
Net cash used by financing activities                                 $(112)         $(1,110)
                                                                -------------    -------------
Effect of exchange rate changes on cash and cash equivalents             312              621
                                                                -------------    -------------
Increase in cash and cash equivalents                                 16,070            2,627
Cash and cash equivalents at beginning of year                        17,271           14,644
                                                                -------------    -------------
Cash and cash equivalents at end of year                             $33,341          $17,271
                                                                -------------    -------------

Supplementary disclosures:
Interest paid                                                         $5,928           $5,544
Non-cash transactions:
Conversion of debt to equity                                              $-               $-
Issuance of common stocks for promissory notes                            $-               $-

